UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 15, 2005
Date of report (Date of earliest event reported)

LIGHTING SCIENCE GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

2100 McKinney Avenue, Suite 1555, Dallas, Texas 75201
(Address of principal executive offices)

(214) 382-3630
(Registrant’s telephone number, including area code)

The Phoenix Group Corporation
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Definitive Material Agreement

On February 15, 2005, Lighting Science Group Corporation entered into a letter agreement with Giuliani Capital Advisors LLC (“GCA”) to engage GCA to provide financial advisory services to the Company and a to-be-formed entity (the “Joint Venture”). The intent of the Joint Venture is to own lightpoles, shared savings programs and related lighting infrastructure targeting municipalities, public utility corporations, universities, large mall owners, parking lot owners, and other organizations as partners/customers.   As part of its services GCA has agreed to provide the following services:

•	Assist the company on an exclusive basis to raise capital for the Joint Venture;
•	Evaluate financial and organization structures on a non-exclusive basis relating to the Company’s different market opportunities;
•	Advise the Company on sources of debt and equity capital available to fund the Joint Venture;
•	Assist management in coordination between advisors and debt/equity underwriters;
•	Assist the Company to arrange meetings with various governmental entities and utilities, both domestic and international to acquire light poles and related infrastructure; and
•	If requested, assist the Company to raise equity or debt financing for other Company projects.

As consideration for the services to be provided by GCA, the Company has agreed to pay GCA the following:

•	$150,000 non-refundable retainer payable no later than March 31, 2005;
•	A market rate fee for all debt and/or equity capital raised for the Joint Venture;
•	A financial advisory role to the Joint Venture on capital raising transactions on a case by case basis;
•	Reasonable expenses of GCA incurred in performing its services; and
•	A 20% ownership interest in the Joint Venture.

The Company also issued a warrant to GCA that is exercisable by GCA to purchase up to 1,650,000 shares of Company common stock, par value $.001 per share (“Common Stock”), subject to adjustment in certain circumstances as provided in the warrant. The 1,650,000 shares represent 3.2 % of outstanding shares of Common Stock at February 15, 2005. The warrant has a five-year term and GCA may exercise the warrant in whole or in part at any time during the five-year term. The exercise price for each share of Common Stock is $.60 per share or $990,000 if GCA were to exercise all 1,650,000 shares under the warrant. The shares received by GCA upon exercise of the warrant will be restricted shares of Common Stock and be subject to limitations upon resale, unless otherwise registered. The Company granted GCA registration rights for the shares of Common Stock underlying the warrants that provide GCA the right to include such shares on all registrations of the Company, subject to market conditions as determined by the Company and any underwriter. The GCA’s registration right terminates upon the restricted shares becoming eligible for resale under Rule 144(k) of the Securities Act of 1933. A copy of this warrant is attached hereto as Exhibit 4.1 and incorporated hereby.

Either the Company or GCA may terminate the letter agreement at any time. In the event that either party terminates, GCA maintains its right to receive the non-refundable $150,000 fee, its 20% ownership in the Joint Venture and the Warrant. In addition, if GCA terminates without cause or the Company terminates for cause, the Company agrees to pay only GCA’s expenses. If GCA terminates with cause and the Company without cause, then the Company agrees to pay any fees and any expenses. “Cause” includes a material breach by either GCA or the Company of an obligation under the letter agreement that is not cured and the non-payment of fees and/or expenses due and owing. The Company is also obligated to pay GCA their professional fees on the closing date of a capital raise that occurs within 12 months after the termination of the letter agreement for any investor who was, during GCA’s engagement, in contact with the Company and/or GCA specifically relating to the Joint Venture.

Under the letter agreement, neither GCA nor its affiliate Giuliani Partners LLC is restricted from providing professional services to other companies that compete with the Company in its industry, except, that GCA is restricted from providing financial advisory services to competitors in the Company’s industry and no individual of GCA serving the Company may be part of services being provided to another company in the Company’s industry. GCA has agreed to maintain confidential information related to or received from the Company in connection with the engagement of GCA. GCA has agreed that no confidential information obtained by GCA in serving the Company may be shared with any other engagement team of GCA, without the Company’s consent.

The letter agreement is included in this filing as Exhibit 10.1, which is attached hereto and incorporated by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.1	Warrant to Purchase up to 1,650,000 shares of Lighting Science Group Corporation common stock, par value $.001 per share issued to Giuliani Capital Advisors LLC on February 15, 2005
10.1	Letter Agreement between Lighting Science Group Corporation and Giuliani Capital Advisors LLC dated February 15, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 21, 2005	Lighting Science Group Corporation By: /s/ Ronald E. Lusk Ronald E. Lusk Chairman of the Board and Chief Executive Officer